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                                                                    Exhibit 10.2


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made and entered into as of May 26, 1999 by and between Werner Co., a Pennsylvania corporation (the "Company"), and Dennis G. Heiner ("Executive").

         The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

1.       POSITION.

         From the Commencement Date (as hereinafter defined) until the termination of Executive's employment hereunder (the "Period of Employment"), Executive shall serve in the capacity indicated on Schedule 1 hereto, and shall have the normal duties and responsibilities commensurate with such position. During the Period of Employment, Executive will (a) during normal business hours, devote his full time efforts to advancing the business and welfare of the Company, and (b) not engage in any other employment activities for any direct or indirect remuneration, provided, however, Executive may manage his passive investments and serve on corporate, charitable and community boards so long as such activities do not unreasonably interfere with the performance of his duties under this Agreement and provided that any such activities are approved in advance by the Board. The corporate, charitable and community boards on which Executive currently serves have been identified by Executive in a written notice to the Company and will be considered approved unless otherwise specified by the Company prior to the Commencement Date.

2.       PLACE AND TERM OF EMPLOYMENT.

         Executive's Period of Employment shall commence on June 15, 1999 unless the parties mutually agree upon an earlier date (the date on which Executive actually starts working for the Company pursuant hereto is referred to herein as "Commencement Date"). Subject to Section 8 hereunder, the term of this Agreement shall be through January 31, 2003 with automatic annual renewals for one (1) year through January 2005 unless, in the case of the automatic annual one (1) year renewals, either party gives three (3) months notice to the other party prior to the next scheduled expiration.


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3.       COMPENSATION.

         3.1 Base Salary. Effective as of the Commencement Date, the Company shall pay Executive the per annum Base Salary indicated on Schedule 1 attached hereto during the Period of Employment payable in accordance with the standard policies of the Company and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees in general. Thereafter Executive's Base Salary hereunder shall be subject to annual review by the Board for such increases as the Board may determine. Executive's base salary shall not be decreased unless there are proportionate across the board executive salary reductions approved by the Board of Directors.

         3.2 Performance Based Compensation. In addition to the Base Salary provided for in Section 3.1 hereof, Executive shall be eligible to receive an annual cash bonus payable prior to May 1 of the following year, based upon the extent to which Werner Holding Co. (PA), Inc.'s ("Holdings") consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as defined in Exhibit 1 hereto, equals or exceeds the percentages of target annual EBITDA for the applicable year in accordance with the chart set forth below:

                                                                             Range in Which Target Bonus May be
           Percentage of               Target Bonus as % of Base Salary     Adjusted at Discretion of the Board
       EBITDA Target Achieved            (Subject to Board Adjustment)               (% of Base Salary)
       ----------------------            -----------------------------      -----------------------------------
           Less than 85%                               0%                                    0%

    85% or above, but below 90%                       20%                                 10%  -  30%

    90% or above, but below 95%                       50%                                 40%  -  60%

    95% or above, but below 100%                      75%                                 65%  -  85%

                100%                                 100%                                 90%  - 110%



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The EBITDA targets for each year shall be set by the Company's Board of
Directors as part of its annual budgeting process. The 1999 EBITDA target shall be $66 million.

         Executive will be entitled to receive a minimum annual cash bonus of $250,000 for 1999, payable in April 2000 if (a) Executive is still employed by the Company on December 31, 1999 or (b) such employment is terminated prior thereto by the Company without Cause or by Executive for Good Reason. In the event of Executive's death or Permanent Disability prior to December 31, 1999, Executive will receive a prorated portion of such amount based on ratio that the number of days of employment through the date of death or Permanent Disability bears to the number of days from the Commencement Date through December 31, 1999.

4.       BENEFITS.

         During the Period of Employment, Executive shall be entitled to participate in those benefit plans and programs maintained by the Company which are described in Exhibit 2 or which are subsequently developed for its executive officers or employees generally provided that, (i) Executive's right to participate in such plans and programs shall not affect the Company's right to amend or terminate the general applicability of such plans and programs, and
(ii) Executive acknowledges that he shall have no vested rights under or to participate in any such plan or program except as expressly provided under the terms thereof. Executive shall relocate as soon as practical, but in any event no later than August 31, 1999. The Company will reimburse Executive for his reasonable actual documented commuting and interim living expenses until Executive relocates but in any event no later than August 31, 1999. The Company will also pay up to $25,000 for Executive's reasonable actual documented legal expenses associated with the review of documents regarding his commencement of employment with the Company.



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5.       EQUITY OPPORTUNITY

         (a) Executive will be entitled, during the period between the Commencement Date and December 31, 1999, to purchase up to 1,000 shares of Class C Common Stock of Holdings at a purchase price of $2,421.29 per share. Up to 75% of the aggregate purchase price of any shares purchased pursuant to this Section 5(a) may be paid in the form of a promissory note secured by a pledge of all shares so purchased. The balance of the aggregate purchase price will be payable in cash. The share purchase and any related promissory note and pledge will be subject to the execution of definitive agreements in form and substance substantially similar to the documentation previously provided to Executive.

         (b) Executive will receive from Holdings, as soon as practicable after the Commencement Date, 1,033 additional shares of Class C Common Stock of Holdings in the form of restricted stock which will vest in three (3) equal installments on the first, second and third anniversaries of the Commencement Date subject to Executive's continued employment during that period. In the event that, prior to the third anniversary of the Commencement Date, Executive's employment hereunder is terminated by the Company without Cause, by Executive for Good Reason or as a result of Executive's Permanent Disability, 50% of any then unvested restricted shares shall vest and the remaining unvested restricted shares will be forfeited. Upon consummation of a Change of Control (as defined below), all unvested restricted shares then held by Executive will vest. In all other events, all restricted shares that are unvested at the time of termination of Executive's employment hereunder shall be forfeited. The additional shares of restricted stock referred to in this paragraph will be subject to the execution of definitive agreements in form and substance that are mutually agreeable to both parties. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if any person other than any of its current stockholders or their affiliates acquires more than 50% of the voting power or business of Holdings, whether pursuant to a stock sale, asset sale, merger, consolidation, recapitalization, reorganization or otherwise.

         (c) Executive will be entitled as of the Commencement Date to receive from Holdings a grant of stock options exercisable for 1,000 shares of Class C Common Stock of Holdings at an exercise price of $2,421.29 per share. The options will be subject to vesting and



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other terms and conditions substantially as set forth in the documentation previously furnished to Executive. In the event Executive purchases at least 500 shares pursuant to Section 5(a) hereof, Executive shall be entitled to receive stock options for an additional 250 Class C Common Shares on the same terms and conditions as those referred to above in this Section 5(c).

         (d) Executive will have "piggyback" registration rights exercisable during the three-year period following the "Initial Public Offering" of Holdings (as defined in the Articles of Incorporation of Holdings) with respect to the shares acquired by Executive pursuant to Section 5(a) and (b) hereof, subject to reasonable and customary terms and conditions and subject to existing registration rights commitments.

6.       RETENTION INCENTIVE COMPENSATION

         (a) Prior to the end of the 90-day period beginning on the Commencement Date, the Company shall establish a special annual incentive compensation program for Executive that will provide him the opportunity to earn up to $360,000 on an annual basis but contingent on Executive remaining in the employ of the Company until the fifth anniversary of the Commencement Date, subject to
Section 6(b) below (each annual award shall be referred to herein as a "Special Annual Compensation Award"). Each Special Annual Compensation Award shall be subject to the achievement of specific performance goals. Payment of any Special Annual Compensation Award shall be made in accordance with a payment schedule to be mutually agreed upon by the Company and Executive prior to the beginning of the year with respect to which the Special Annual Compensation Award is earned; provided, however, that all Special Annual Compensation Awards shall not be paid until after the fifth anniversary of the Commencement Date.

         (b)(i) If, prior to the fifth anniversary of the Commencement Date, Executive's employment is terminated by the Company without Cause, by the Executive for Good Reason or as a result of Executive's Permanent Disability, the Company shall (unless clause (b)(ii) below applies) promptly pay Executive an amount equal to the earned Special Annual Compensation Awards plus 50% of the unearned Special Annual Compensation Awards which would otherwise have been earned through the completion of five (5) years of employment hereunder. (ii) If,



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prior to the fifth anniversary of the Commencement Date, a Change of Control occurs and, within two years after such Change of Control, Executive's employment hereunder is terminated by the Company without Cause or Executive terminates his employment hereunder for Good Reason, the Company will promptly pay Executive an amount equal to all earned but unpaid Special Annual Compensation Awards and all unearned Special Compensation Awards which would otherwise have been earned through the completion of five (5) years of employment hereunder. If Executive's employment is terminated by the Company for Cause prior to the fifth anniversary of the Commencement Date, Executive shall forfeit all right, title and interest to payment of any and all Special Annual Compensation Awards.

         (c) On the date that the Company pays each earned Special Annual Compensation Award (or portion thereof) to Executive, the Company shall pay to him an additional amount equal to the interest that the Special Annual Compensation Award (or portion thereof) would have generated had it been invested on the date it was earned in an interest-bearing account with an interest rate equal to the average of the "GATT Rate" as of the last day of each calendar quarter over the applicable calendar year.

7.       EXPENSES; TAXES.

         Upon presentation of acceptable substantiation therefor, the Company will pay or reimburse Executive for such reasonable travel, entertainment and other expenses as he may incur during the Period of Employment in connection with the performance of his duties hereunder. Federal, state and local income taxes shall be withheld on all cash and in-kind payments made by the Company to Executive in accordance with applicable tax laws and regulations.

8.       TERMINATION OF EMPLOYMENT.

         The provisions of this Section 8 shall apply upon termination of Executive's employment hereunder. In connection with any termination of Executive's employment hereunder, Executive or his beneficiaries shall be entitled to receive, promptly after termination, earned but unpaid Base Salary, earned but unpaid bonus pursuant to Section 3.2 for any completed fiscal year, any payments due pursuant to Section 6, unreimbursed amounts pursuant to Section 7, and unpaid



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and unreimbursed payments and benefits under, and in accordance with the terms of, applicable benefit plans and programs, said payments being collectively referred to as Standard Termination Payments.

         8.1 For Cause or Not for Good Reason. If the Company terminates Executive's employment for Cause or if Executive terminates his employment other than for Good Reason, the Company's obligations to compensate Executive shall in all respects cease as of the date of such termination, except for Standard Termination Payments. Termination of Executive's employment for "Cause" shall mean termination by the Company because Executive:

                  (i) has been convicted of a felony, or has entered a plea of guilty or nolo contendere to a felony;

                  (ii) has committed an act of fraud involving dishonesty for personal gain which is materially injurious to the Company;

                  (iii) has willfully and continually refused to substantially perform his duties with the Company (other than any such refusal resulting from his incapacity due to mental illness or physical illness or injury), after a demand for substantial performance has been delivered to the Executive by the Board, where such demand specifically identifies the manner in which the Board believes that the Executive has refused to substantially perform his duties and the passage of a reasonable period of time for Executive to comply with such demand; or

                  (iv) has engaged in gross misconduct materially and demonstrably injurious to the Company or its subsidiaries or has willfully engaged in conduct which represents a material breach of Company policies on discrimination or harassment.

                  With respect to termination for Cause arising out of conduct described in clause (ii), (iii) or (iv) above, a termination shall not be considered for Cause for purposes of this Agreement unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire Board, at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel or other advisors, to be heard at such meeting),



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finding that in the good faith opinion of the Board the Executive had engaged in conduct described in clause (ii), (iii) or (iv) above and specifying the particulars thereof in detail. Such a finding by the Board of Directors of the Company is a prerequisite to a termination for Cause pursuant to clauses (ii),
(iii) or (iv) above; provided, however, that such a finding may be challenged, by appropriate judicial process, on the merits (i.e., that Cause did not exist) or on the basis that the Board's finding was not made in good faith (provided that proof that Cause for termination existed shall be a complete defense to any showing that the Board's findings were not made in good faith).

         If the Executive terminates his employment other than for Good Reason, the Executive must provide the Company with thirty (30) days written notice prior to such termination.

         8.2 Upon Death or Permanent Disability. If Executive's employment is terminated as a result of death or Permanent Disability, the Company's obligation to compensate Executive shall in all respects cease as of the date of such termination, except for Standard Termination Payments including all applicable disability benefits (provided that, if termination results from Permanent Disability which occurs on or after January 1, 2000, Executive will also be entitled to receive prior to May 1 of the year following such termination a prorated portion of the annual bonus, if any, earned for the year in which such termination occurs based on the total number of days Executive was employed by the Company during such year). The Company may terminate Executive's employment hereunder attributable to the "Permanent Disability" of Executive if Executive becomes physically or mentally incapacitated or disabled so that he is unable to perform for the Company substantially the same services as he performed prior to incurring such incapacity or disability (the Company, at its option and expense, is entitled to retain a physician reasonably acceptable to Executive to confirm the existence of such incapacity or disability, and the determination of such physician shall be binding upon the Company and Executive), and such incapacity or disability exists for an aggregate of six (6) calendar months in any twelve (12) calendar month period.

         8.3 Not For Cause; For Good Reason; Nonrenewal. If (i) the Company gives notice to prevent the automatic annual renewal pursuant to Section 2 hereof, or (ii) Executive's



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employment is terminated by the Company for a reason other than Cause,
Executive's death or Executive's Permanent Disability, or (iii) Executive terminates his employment for Good Reason (as hereinafter defined), the Company's obligation to compensate Executive shall in all respects cease as of the date of such termination, except (a) for Standard Termination Payments, (b) that the Company will pay to Executive a lump sum amount equal the sum of (1) $1,050,000 and (2) two (2) times the bonus that the Executive received (or earned but did not receive) for the fiscal year immediately preceding the fiscal year in which his employment terminated, and (c) that the Company will, for a period of twenty-four (24) months following said date of termination, provide Executive with retirement benefits and welfare (including any life insurance, hospitalization, medical and disability) benefits, substantially similar to those provided to Executive as of the date of termination, provided that such welfare benefits shall be discontinued to the extent Executive receives similar benefits from subsequent employment. For purposes of this Agreement, "Good Reason" shall mean (1) any removal of Executive from his title or position as chief executive officer of the Company; (2) any material diminution of Executive's role, responsibilities and authority as chief executive officer of the Company; (3) a reduction by the Company in the Executive's base salary except as contemplated by Section 3.1 or in the Executive's bonus opportunities as in effect on the Commencement Date; (4) any material reduction in the aggregate level of benefits to which the Executive is entitled under Company employee benefit plans on the Commencement Date, or the taking of any action by the Company which would adversely affect the Executive's accrued benefits under any such employee benefit plans, unless a reduction is made consistently for all executive officers of the Company; (5) a demand by the Company to the Executive to relocate to any place that exceeds a fifty (50) mile radius beyond the location at which the Executive performed the Executive's duties on the Commencement Date; or (6) any material breach by the Company of any provision of this Agreement. In the event that Executive intends to assert that he has grounds for terminating his employment for Good Reason, Executive shall give the Company at least two (2) days notice of such intention in the case of clause (1) or thirty (30) days notice of such intention in the case of clauses (2) through
(6). The Company shall have the opportunity during the applicable notice period to cure the cause which Executive asserts constitutes Good Reason (provided the same or substantially similar cause has not occurred in the prior twelve (12) months) and, if the Company does so, then Executive shall not be entitled to terminate his employment for Good Reason.



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         8.4 Release and Satisfaction. At the time of termination of Executive's employment for any reason other than by the Company for Cause, Executive and the Company agree to execute mutual releases whereby (a) Executive will release, relinquish and forever discharge the Company and any director, officer, employee, shareholder, controlling person or agent of the Company from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages losses, costs, expenses, liabilities or obligations arising under (i) any indemnification arrangement of the Company with respect to Executive, (ii) any employee benefit plan or program (whether or not tax-qualified) covering Executive, (iii) any stock purchase or stock option plan or agreement to which the Company and Executive are parties (or any document executed in connection therewith) or (iv) this Agreement, to the extent the Company or any such person has continuing obligations pursuant to the express provisions hereof following such termination), which Executive has incurred or suffered or may incur or suffer as a result of Executive's employment by the Company or the termination of such employment, and (b) the Company will release, relinquish and forever discharge Executive and his heirs, successors and assigns from any and all claims, damages, losses, costs, expenses, liability or obligations, whether known or unknown (except as set forth in Section 8.5 hereof and other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising under any of the arrangements or agreements referred to in clauses (i) through
(iii) in the preceding clause (a) of this Section 8.4 or under this Agreement to the extent Executive or any such person has continuing obligations pursuant to the express provisions hereof following such termination), which the Company has incurred or suffered or may incur or suffer as a result of the Company's employment of Executive or the termination of such employment.

         8.5 Effect on This Agreement. The termination of Executive's employment shall not affect the continuing operation and effect of Sections 8.4 and 9 hereof, nor affect any obligation of the Company to make payments pursuant to
Section 8 hereof, which shall continue in full force and effect upon the Company and Executive, and its and his heirs, successors and assigns. Nothing in Section
8.1 or 8.4 hereof shall be deemed to operate or shall operate as a release,



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settlement or discharge of any liability of Executive to the Company (a) from any act or omission by Executive enumerated in Section 8.1 with regard to the Company which constituted a reason for termination of Executive's employment for Cause or (b) in connection with any amount Executive owes to the Company pursuant to a loan or other advance.

         8.6 Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise and the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned or benefits received by Executive as the result of employment by a future employer, by offset against any amount claimed to be owed by him to the Company (except amounts owed to the Company pursuant to any loan or other advance that is then due), or otherwise.

9. NON-COMPETITION; NON-DISCLOSURE OF PROPRIETARY INFORMATION, SURRENDER OF RECORDS; INVENTIONS AND PATENTS.

         9.1 Non-Competition

                  (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the trade secrets and other confidential information of the Company and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Period of Employment and for two years thereafter (the "Noncompete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company (i) which relates to
(A) the manufacturing or sale of climbing equipment or (B) aluminum extrusion or
(ii) which is commenced by the Company or becomes under development by the Company after the date hereof and as of the date of termination constitutes, or is reasonably likely to develop during the Noncompete Period into, a material portion of the Company's overall business within the United States and any other geographical area in which the Company or any of its subsidiaries engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock or debt of any corporation which is publicly traded so long as Executive has no



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active participation in the business of such corporation. The foregoing will not prevent Executive from being employed by an entity which has an affiliate, subsidiary or division which competes with the Company provided Executive does not participate in any way in such competing business.

                  (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company to leave the employ of such person, or in any way interfere with the employee relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the Period of Employment (other than individuals who have not been employed by the Company for a period of at least six (6) months prior to employment by Executive directly or indirectly through another entity), or (iii) induce or attempt to induce any customer, supplier, licensee or other person having a business relationship with the Company (A) which relates to (x) the manufacturing or sale of climbing equipment or (y) aluminum extrusion or (B) which is commenced by the Company or becomes under development by the Company after the date hereof and as of the date of termination constitutes, or is reasonably likely to develop during the Noncompete Period into, a material portion of the Company's overall business to cease doing business with the Company or interfere materially with the relationship between any such customer, supplier, licensee or other person having a business relationship with the Company.

         9.2 Proprietary Information. Executive agrees that he shall not use for his own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor otherwise disclose to any individual or entity at any time while he is employed by the Company or thereafter any proprietary information of the Company unless such disclosure (a) has been authorized by the Board, (b) is in the good faith judgment of Executive required in the course of Executive's employment hereunder, (c) is in the course of such individual's or entity's employment or retention by the Company, or (d) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, the term "proprietary information" shall mean: (a) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any



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customer, supplier or affiliate of the Company or any of its shareholders; (b)
any information concerning any product, technology or procedure employed by the Company, but not generally known to its customers, suppliers or competitors, or under development by or being tested by the Company, but not at the time offered generally to customers or suppliers; (c) any information relating to the marketing methods, sales margins, discounts, rebates, supplier incentives, or the like, the capital structure, or results of any business plan of the Company;
(d) any information contained in the Company's policies and procedures or employees' manual; (e) any inventions, innovations, trade secrets or other items covered by Section 9.4 below; and (f) any other information which the Board has determined by resolution and communicated to Executive to be confidential or proprietary. However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of Executive in violation of Sections 9.1, 9.2 or 9.3 hereof.

         9.3 Confidentiality and Surrender of Records. Executive agrees that, while he is employed by the Company or at any time thereafter, he shall not except as required by law give any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company or as required by law, a court of competent jurisdiction, or a governmental or regulatory agency, nor shall he retain any of the same following termination of this employment, without the prior approval of the Board. For purposes hereof, "confidential records" means all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information as defined in Section 9.2 above.

         9.4 Inventions and Patents. Executive agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company's businesses developed by him alone or in conjunction with others at any time during his employment by the Company shall belong to the Company. Executive will use his reasonable best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company. The Company shall prepare and pay all expenses related to any documentation to file for intellectual property rights, assignments, or transfers of title with regard thereto.



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         9.5 Definition of Company. For purposes of this Section 9, the term
"Company" shall include Holdings and all of its subsidiaries, ventures or affiliates (including the Company and all of its subsidiaries, ventures or affiliates) whether currently existing or hereafter formed.

         9.6 Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in Section 9 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Executive agrees that damages are an inadequate remedy for any breach of the covenants in this Section 9 and that the Company will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.

10.      MISCELLANEOUS.

         10.1 Notice. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at his or its address last provided the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement. Each party may also provide notice by sending the other party a facsimile at a number provided by such other party.

         10.2 Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 10.2.



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         10.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

         10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

         10.5 Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

         10.6 Entire Agreement. This Agreement together with any agreement, plans or other documents implementing the terms of this Agreement constitute the entire agreement between the parties hereto relating to the matters encompassed hereby and supersede any prior oral or written agreements.

         10.7 Assignment. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the stock, assets or business of the Company (provided that, if as a result thereof the employer is to be an entity other than the Company, such entity shall assume the Company's obligations hereunder in writing delivered to the Executive); except for the foregoing this Agreement may not be assigned by the Company.

         10.8 Non-Transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.



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

         10.9 Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein ("Rules"). There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty days of respondent's receipt of claimant's notice of intention to arbitrate, either party may request the American Arbitration Association to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten days of the transmittal date of the list, then each party shall have an additional five days in which to strike any names objected to, number the remaining names in order of preference, and return the list to the American Arbitration Association, which shall then select an arbitrator in accordance with Rule 13 of the Rules. The place of arbitration shall be Pittsburgh, Pennsylvania. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Each party shall bear its or his own costs and expenses in any such arbitration and one-half of the arbitrator's fees and expenses provided that the arbitrator may but need not award the prevailing party reasonable fees and expenses.

         10.10 Shareholder Approval. The Company represents and warrants to Executive that the holders of shares of capital stock of Holdings representing 75% or more of the voting power of all classes of capital stock of Holdings have approved this Agreement in accordance with the requirements of Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

                                         WERNER CO., a Pennsylvania Corporation.

                                         By:
                                                -----------------------
                                         Name:  Donald M. Werner
Address for Notices:                     Title: Chairman

         93 Werner Road
         Greenville, PA 16125-9499
         Attention: Eric J. Werner, Esq.
                    General Counsel

With a copy to:

         Investcorp International Inc.
         280 Park Avenue, 37th Floor
         New York, NY  10017
         Attention: Christopher J. Stadler

                           and

         Gibson, Dunn & Crutcher LLP
         200 Park Avenue
         New York, NY  10166
         Attention: E. Michael Greaney

                                         EXECUTIVE




                                         ------------------------------
Address for Notices:                            Dennis G. Heiner

         Dennis G. Heiner
         8 Searidge
         Laguna Niguel, CA  92677


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




                                   SCHEDULE 1

                                                     TARGET BONUS AMOUNT AS A
        TITLE                   BASE SALARY         PERCENTAGE OF BASE SALARY


Chief Executive
Officer and President            $525,000                      100%







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



                                    EXHIBIT 1

                        EARNINGS BEFORE INTEREST, TAXES,
                          DEPRECIATION AND AMORTIZATION


         Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is defined as Consolidated Net Income (loss) of the Company and its subsidiaries as it would appear on a statement of income (loss), which shall (i) exclude or be adjusted otherwise for all acquisitions and additional equity contributions to the extent such acquisitions and/or equity contributions materially change target EBITDA for any particular Fiscal Year, (ii) reflect a reduction for all management and employment bonuses payable with respect to the Fiscal Year of the Company prepared in accordance with U.S. GAAP consistently applied and (iii) be adjusted for any material Board approved amendment to the capital expenditure plan: plus (minus) the following amounts, to the extent such amounts are otherwise taken into account in determining EBITDA (prior to adjustment):

         1. Any provision (benefit) for taxes (including franchise taxes) deducted (added) in calculating such consolidated net income (loss); plus

         2. Any interest expense (net of interest income), deducted in calculating such consolidated net income (loss); plus

         3. Amortization expenses deducted in calculating consolidated net income (loss); plus

         4. Depreciation expense deducted in calculating consolidated net income
(loss); plus

         5. Management fees paid to Investcorp; plus (minus)

         6. Any unusual losses (gains) deducted (added) in calculating consolidated net income (loss). (Unusual items are intended to include transactions considered outside the ordinary course of business. EBITDA will be adjusted to eliminate the effects, if any, of such transactions, the intent being to calculate EBITDA as if such transactions had not occurred; plus (minus)



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

         7. Any compensation expense (income) deducted (added) in calculating consolidated net income (loss) attributable to transactions involving equity securities of the Company or its subsidiaries.

         The Executive and his representative shall be provided reasonable opportunity to review the computation of EBITDA and reasonable access to the data and information supporting much computation, but the Board's determination shall be conclusive and binding.


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                                    EXHIBIT 2

                        List of current Employee Benefits
                        ---------------------------------

                               Term Life Insurance

                             Health/Dental Insurance

                         Long Term Disability Insurance

                   Accidental Death & Dismemberment Insurance

                                Travel Insurance

                               401(k) Savings Plan

                    Retirement Plan for Salaried Employees of
                          Werner Holding Co. (DE), Inc.

                               Relocation Benefits
(with appropriate modifications to the tax gross-up including that any expenses attributable to relocation that are nondeductible for personal income tax purposes will be grossed up so as to result in no after tax cost to Executive)

                             Company Car per Policy

                               Vacation per Policy

                                 Laptop Computer

                               Cellular Telephone

                     Internet E-Mail and Web Surfing Account

                   Annual Supplemental Physical Reimbursement



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